Excerpt from American Express Company's
        Quarterly Report on Form 10-Q for quarter ended September 30, 1998.



Year 2000

The Year 2000 (Y2K) issue is the result of computer programs having been written using two digits rather than four to define a year. Some programs may recognize a date using "00" as the year 1900 rather than 2000. This misinterpretation could result in the failure of major systems or miscalculations, which could have a material impact on the Company and its businesses or subsidiaries through business interruption or shutdown, financial loss, reputational damage and legal liability to third parties. The Company began addressing the Y2K issue in 1995 and has established a plan for resolution, which involves the remediation, decommissioning and replacement of relevant systems, including mainframe, mid-range and desktop computers, application software, operating systems, systems software, date back-up archival and retrieval services, telephone and other communications systems, and hardware peripherals and facilities dependent on embedded technology. As a part of our plan, we have generally followed and utilized the specific policies and guidelines established by the Federal Financial Institutions Examination Council, as well as other U.S. and international regulatory agencies. Additionally, we continue to participate in Y2K related industry consortia sponsored by various partners and suppliers. Progress is reviewed regularly with the Company's senior management and Board of Directors.

Our Y2K compliance effort related to information technology (IT) systems is divided into two initiatives. The first, which is the much larger initiative, is known internally as "Millenniax," and relates to mainframe and other technological systems maintained by the American Express Technologies organization (AET). The second, known as "Business T," relates to the technological assets that are owned, managed or maintained by the Company's individual business units. Business T also encompasses the remediation of non-IT systems. These initiatives involve a substantial number of employees and external consultants. This multiple sourcing approach is intended to mitigate the risk of becoming dependent on any one vendor or resource. While the vast majority of our systems that require


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modification are being  remediated, in some cases we have chosen to migrate to new applications that are already Y2K compliant.

The Company's plans for remediation with respect to Millenniax and Business T include the following program phases: (i) employee awareness and mobilization, (ii) inventory collection and assessment, (iii) impact analysis, (iv) remediation/decommission, (v) testing and (vi) implementation. As part of the first three phases, we have identified the Company's mission-critical systems for purposes of prioritization. The Company's goals are to substantially complete remediation of critical systems by the end of 1998, complete testing of those systems by early 1999, and to continue compliance efforts, including but not limited to, the testing of systems on an integrated basis and independent validation of such testing, through 1999.** We are currently on schedule to meet these goals. With respect to systems maintained by the Company, the first three phases referred to above have been substantially completed for both Millenniax and Business T. As of October 31, 1998, for Millenniax, the remediation/decommission, testing and implementation phases are approximately 80%, 65% and 55% complete, respectively. For Business T, such phases are approximately 70%, 55% and 55% complete, respectively. Certain critical systems have already been made Y2K compliant, such as the Worldwide Credit Authorization System, and we have completed testing of the global point of sale infrastructure. As a result, we have begun issuing Year 2000 dated charge and credit cards.

Our most commonly used methodology for remediation is the sliding window. Once an application/system has been remediated, we apply specific types of tests, such as stress, regression, unit, future date and baseline to ensure that the remediation process has achieved Y2K compliance while maintaining the fundamental data processing integrity of the particular system. To assist with remediation and testing, we are using various standardized tools obtained from a variety of vendors.

The Company's cumulative costs since inception of the Y2K initiatives were $311 million through September 30, 1998 and are estimated to be in the range of $210 - $235 million for the remainder through 2000. ** These include both remediation costs and costs related to replacements that were or will be required as a result of Y2K. These costs, which are expensed as incurred, relate to both Millenniax and Business T, and have not had, nor are they expected to have, a material adverse impact on the Company's results of operations or financial condition.** Costs related to Millenniax, which represent most of the total Y2K costs of the Company, are managed by and included in the Corporate and Other segment; costs related to Business T are included in the business segments. Y2K costs related to Millenniax represent 15%, 5% and 1% of the AET budget for the years 1998, 1999 and 2000, respectively. Millenniax costs have been substantially offset by an earnings payout from Travelers Inc. related to the 1993 sale of the Shearson Lehman Brothers Division, sales of securities and adjustment of valuation allowances related to certain corporate assets. The Company has not deferred other critical technology projects or investment spending as a result of Y2K. However, because the Company must continually prioritize the allocation of finite financial and human resources, certain non-critical spending initiatives have been deferred.

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The Company's major businesses are heavily dependent upon internal computer systems,  and  all  have  significant  interaction  with  systems  of third
parties, both  domestically  and  internationally.   The Company is working
with key external parties, including merchants, clients, counterparties, vendors, exchanges, utilities, suppliers, agents and regulatory agencies to mitigate the potential risks to us of Y2K. The failure of external parties to resolve their own Y2K issues in a timely manner could result in a material financial risk to the Company. As part of our overall compliance program, the Company is actively communicating with third parties through face-to-face meetings and correspondence, on an ongoing basis, to ascertain their state of readiness. Although numerous third parties have indicated to us in writing that they are addressing their Y2K issues on a timely basis, the readiness of third parties overall varies across the spectrum. Because the Company's Y2K compliance is dependent on key third parties being compliant on a timely basis, there can be no assurances that the Company's efforts alone will resolve all Y2K issues.

At this point, the Company has not completed its assessment of reasonably likely Y2K systems failures and related consequences. However, the Company is in the process of preparing specific Y2K contingency plans for all key American Express business units to mitigate the potential impact of such failures. This effort is a full-scale initiative that includes both internal and external experts under the guidance of a Company-wide steering committee. Our contingency plans, which will be based in part on an assessment of the magnitude and probability of potential risks, will primarily focus on proactive steps to prevent Y2K failures from occurring, or if they should occur, to detect them quickly, minimize their impact and expedite their repair. The Y2K contingency plans will supplement disaster recovery and business continuity plans already in place, and are expected to include measures such as selecting alternative suppliers and channels of distribution, and developing our own technology infrastructure in lieu of those provided by third parties. Development of the Y2K contingency plans is expected to be substantially complete by the end of the first quarter of 1999, and will continue to be refined throughout 1999 as additional information related to our exposures is gathered. **

Statements   in  this   Y2K  discussion  marked   with two  asterisks  are
forward-looking statements which are subject to risks and uncertainties. Important factors that could cause results to differ materially from these forward-looking statements include, among other things, the ability of the Company to successfully identify systems containing two-digit codes, the nature and amount of programming required to fix the affected systems, the costs of labor and consultants related to such efforts, the continued availability of such resources, and the ability of third parties that interface with the Company to successfully address their Y2K issues.

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